Exhibit 10.1

THIS IS A LEGAL AGREEMENT,

READ CAREFULLY BEFORE SIGNING.

SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE.

This Agreement is made this 21st day of December, 2012 between First Potomac Realty Trust and First Potomac Realty Investment Limited Partnership (collectively, the “Company”) and Joel Bonder (the “Employee”).

WHEREAS the Company and the Employee have reached the agreement set forth below (“Agreement”) on the terms and conditions of Employee’s departure from his employment with the Company and the termination of his Employment Agreement (as amended) with the Company, and

IN CONSIDERATION of the terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed that:

1. Employee shall be deemed to have separated from the Company effective as of December 4, 2012 (the “Separation Date”).

2. Eight days after Employee’s execution of this Agreement, the Company will pay Employee by wire transfer or direct deposit the following (collectively “the Payment”):

a.	Payment for 14.5 accrued vacation days owed to the Employee, less applicable statutory or required withholdings and taxes.

b.	Payment for any authorized business expenses incurred by Employee prior to the Separation Date; provided, however, that such expenses are supported by appropriate documentation.

c.	A payment in the amount of $172,000.41 (the “Severance Payment”), which equals 31 weeks of pay, less (i) statutory or required withholdings and taxes, and (ii) the amount of any loans, advances or other amounts due or owing by Employee to the Company. The Severance Payment shall be issued before the end of 2012; provided, however, that Employee must have executed this Agreement eight days or more before the Severance Payment is paid.

d.	Payment for 12 months of COBRA coverage in the amount of $11,878.92. Employee will be entitled to continue his group health and medical benefits after the end of the 12-month period, at Employee’s sole expense, pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), subject, however, to any changes or modifications (whether additions or reductions) to such benefits as the Company shall establish after the Separation Date and which apply to all employees generally. The Company shall provide Employee with a separate notice of Employee’s rights under COBRA.

Agreement

December 21, 2012

3. a. The benefits described in paragraph 2 above do not include the further vesting of stock options or restricted stock awards, which otherwise would have vested after the Separation Date. Notwithstanding the foregoing, 88,071 shares of Employee’s otherwise unvested stock from awards granted in 2006, 2007, 2008, 2009, 2010, 2011 and 2012 shall accelerate and vest fully as of the Separation Date. The date of delivery and settlement will be deemed to be the date of this Agreement, and the transfer will be net settled. For purposes of this Agreement, these shares will be valued at the closing price of the stock on the Separation Date, which was $11.92 per share. Eight days (or on the first business day thereafter) after Employee’s execution of this Agreement, the Company’s stock transfer agent will electronically transfer 88,071 common shares of the Company stock referred to above to a brokerage account identified by Employee. The payment of federal withholding tax for net settlement will be included on Employee’s 2012 Form W-2. All other remaining unvested restricted stock awards are forfeited as of the Separation Date.

b, Employee will have until January 3, 2015 to exercise his stock options for 50,000 common shares of the Company, which stock options are fully vested as of the Separation Date.

4. No other benefits other than those explicitly addressed herein are continued beyond the Separation Date.

5. The Company will continue in force its directors and officers liability insurance coverage with respect to any claims that may be asserted against Employee arising out of Employee’s employment with the Company, and Employee will be eligible for indemnification on the same basis as other former officers of the Company in accordance with the Company’s bylaws and applicable law.

6. Pursuant to its indemnification obligations, the Company will pay the law firm of Gibson Dunn $120,000 by wire transfer for Employee’s legal expenses in connection with the internal investigation conducted by Covington & Burling LLP, which was concluded in July 2012. The Company will pay Employee an additional lump-sum payment of $46,314.35. These payments will be made eight days after execution of the Agreement or on the first business day thereafter by wire transfer to Employee and by wire transfer to Gibson Dunn, as applicable. Employee and the Company agree that the Company has no further obligations to pay Gibson Dunn or any other attorney(s) any additional amounts in connection with any representation of, or services provided to, Employee in connection with the internal investigation or any other matter.

7. The Company will give Employee the iPad and iPhone issued to Employee by the Company; provided, however, that no maintenance, calling, or data plans will be provided by the Company after the Separation Date.

8. Employee acknowledges that he is not otherwise entitled to the Payment and other benefits described in this Agreement, and that such Payment and other benefits are explicitly in consideration for the releases contained herein.

Agreement

December 21, 2012

9. By signing this Agreement, and in consideration of the payment of the Payment, continuation of employee benefits and the other benefits and terms set forth herein, Employee hereby releases and forever discharges the Company and its current and former officers, owners, directors, trustees, stockholders, employees, representatives, attorneys, agents and its divisions, affiliates, subsidiaries, predecessors, transferees, successors and assigns (hereinafter the “First Potomac Released Parties”) from any and all liability, actions, causes of action, proceedings, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgments, and demands of whatever nature, in law or in equity, direct or indirect, known or unknown, matured or not matured, that Employee or his heirs, executors, administrators, successors or assigns ever had, now have or may have in the future from the beginning of time up to and including the effective date of this Agreement against the First Potomac Released Parties or any of them, including, but not limited to, any claim, charge or cause of action for breach of contract, tort or harassment or discrimination under any federal, state or local law, rule, regulation or executive order, such as the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Income Retirement Security Act of 1974, and Title VII of the Civil Rights Act of 1964, in each case as amended. Employee also hereby waives and releases in perpetuity any and all other employment rights or claims that Employee may have against the Company arising prior to the execution of this Agreement. Employee also agrees that his Employment Agreement with the Company, as amended, is hereby terminated and of no further force and effect, and he releases any and all claims thereunder.

10. Employee warrants and represents that as of the date of Employee’s execution of this Agreement, there are no complaints, charges or other matters filed by Employee or pending before any federal, state or local court or agency against the First Potomac Released Parties, and Employee promises and agrees that in the future he will not file or cause to be filed any court actions, arbitrations or legal proceedings or claims of any type against the First Potomac Released Parties or any of them arising out of events occurring prior to Employee’s execution of this Agreement. Nothing contained in this Agreement shall restrict Employee’s right to file a charge or participate in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission, except that Employee agrees that he will not accept any recovery, award and/or damages from the Company as a result of any such investigation or proceeding.

11. In consideration of Employee’s execution of this Agreement, the First Potomac Released Parties hereby release and forever discharge Employee from any and all liability, actions, causes of action, proceedings, suits, debts, controversies, damages, judgments and demands of whatever nature, in law or in equity, direct or indirect, known or unknown, matured or not matured, that the First Potomac Released Parties, or any of them, ever had, now have or may have in the future from the beginning of time up to and including the date of this Agreement against Employee, including but not limited to any claim, charge or cause of action for breach of contract (other than the Confidentiality Agreement between Employee and the Company, which explicitly survives this Agreement and remains in full force and effect), tort or harassment or discrimination under any federal, state or local law, rule, regulation or executive order.

Agreement

December 21, 2012

12. Employee acknowledges that if he is over 40 years old: (i) he has 21 calendar days from the date hereof to consider signing this Agreement, (ii) if Employee chooses not to sign and return this Agreement within the 21 calendar days, the Company has no obligation to pay any portion of the Payment or any benefits described herein, (iii) it is understood and agreed that this Agreement shall not be effective for a period of seven days following Employee’s signing it, and Employee may revoke this Agreement in writing for any reason during such seven-day period so long as the revocation is actually delivered to the Company within the seven-day period, and (iv) it is further understood that the Payment or any portion thereof, or any benefit, will not be tendered by the Company (1) until the expiration of this seven-day revocation period or (2) if Employee chooses to revoke this Agreement.

13. Employee hereby acknowledges that the only consideration for signing this Agreement is as set forth herein; that such consideration is in addition to any consideration to which Employee is already entitled as a result of his employment with the Company; that Employee has been advised, or has had sufficient opportunity to consult advisors, legal and otherwise, of his own choosing; and that Employee has signed this Agreement voluntarily and with a full understanding of its terms and conditions, which, once effective, may not be amended, supplemented, canceled or discharged except by a writing signed by Employee and the Company with specific reference to this Agreement.

14. The Company agrees that the Employment Agreement as amended, and the Non-Competition and Non-Solicitation Agreements that were executed by Employee and the Company without date, are no longer of any force and effect, and have been superseded in their entirety by this Agreement.

15. Employee acknowledges that during the course of Employee’s employment he has had access to and/or the Company has disclosed to him information relating to the nature and operation of the Company’s business, the Company’s manner of operation, its financial condition, its business operations, it business and marketing plans and pricing methods (hereinafter “Confidential Information”). Employee agrees that, for a period of two years from the date this Agreement is executed, Employee will retain in confidence such Confidential Information and that Employee will not, either directly or indirectly, use, misappropriate, reveal, disclose, publish, communicate or divulge any such Confidential Information to any other person or entity for any purpose whatsoever except as required by law. Employee expressly agrees that he shall keep secret and confidential all such Confidential Information, except as authorized by the Company in writing or as required by law. In addition, Employee agrees that he shall keep confidential, and shall not disclose, any information obtained by him in his capacity as General Counsel of the Company and protected by the attorney-client privilege; such obligations shall continue in perpetuity.

16. After the Separation Date, subject to Employee’s responsibilities to any future employer, Employee agrees to make himself available, upon reasonable request, to the Company, its external and internal auditors, and representatives for the purpose of providing information and cooperating with respect to pending or future investigations, audits, and inquiries on matters in which Employee was involved during his tenure as General Counsel of the Company and/or about which Employee has knowledge; provided, however, that the Company shall pay Employee a per diem fee of $500 for each day of Employee’s time that is expended on such matters on behalf of the Company ($250 for less than 4 hours’ time on any day).

Agreement

December 21, 2012

17. Except as otherwise provided in this Agreement, Employee agrees to return to the Company all Company property in Employee’s possession, including but not limited to all keys, access cards, documents relating to the business of the Company, and credit cards. The Company agrees to return to Employee the thumb drive given to Amy Barker on or about August 7, 2012, containing various Word document forms; provided, however, that any Company information will be deleted beforehand.

18. Each party hereby agrees that it will not make any disparaging comments, negative statements or do anything that denigrates the other, or its services, reputation, officers, employees, financial status, or operations or that damages the Company in any business relationship. Each party further agrees not to make any such disparaging comments on any electronic bulletin board. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

19.The Company agrees that it will not object to or oppose any application by Employee for unemployment insurance.

20. Employee will have an opportunity to review and comment on any 8-K filing related to his departure from the Company prior to filing.

21. This Agreement shall not constitute nor be construed as an admission by either party of any violation of any federal, state or local law, rule or regulation, or any contractual obligation or Company procedure. Accordingly, this Agreement shall not be admissible in any proceeding except to enforce the terms of this Agreement.

22. This Agreement constitutes the complete understanding between Employee and the Company and fully supersedes any prior understandings or agreements, whether written or oral, between Employee and the Company regarding the subject matter thereof.

23. This Agreement shall be subject to the laws of the State of Maryland. If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, then such provision shall be severed herefrom and all other provisions of this Agreement shall remain in full force and effect; provided, however, that if any release or waiver set forth in paragraphs 9 and 10 of this Agreement is held by a court of competent jurisdiction to be void or unenforceable in whole or in part, then the Company’s obligations under this Agreement shall be nullified and the Payment described in paragraph 2 shall be returned to the Company within ten days of notice to Employee of such court holding unless prior to the expiration of the ten-day period Employee executes a valid release in a form satisfactory to the Company.

Agreement

December 21, 2012

Employee and the Company confirm that this Agreement accurately and completely sets forth the parties’ agreement by signing the signature page below.

SEVERANCE AND RELEASE SIGNATURE PAGE

I acknowledge that I have carefully read this Agreement and understand all of its terms including the full and final Release of Claims set forth above. I further acknowledge that I have voluntarily entered into this Agreement, that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that I have had this Agreement reviewed by my attorney.

Employee Signature:	/s/ Joel Bonder

Print Name:	Joel Bonder

Date:	12/20/12

First Potomac Realty Trust

First Potomac Realty Investment Limited Partnership

By:	/s/ Amy Barker
Amy Barker

Title:	Vice President, Human Resources

Agreement

December 21, 2012